EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of the 5th day of August, 2009 (“Effective Date”), by and between Radio One, Inc. (“Radio One” or “Company”), a Delaware corporation having its principal place of business at 5900 Princess Garden Parkway, Lanham, Maryland, and Barry A. Mayo (“Employee”), an individual residing at 177 Stillwater Road, Stone Ridge, New York.

RECITALS

WHEREAS, Company, directly and through subsidiaries and affiliates, is engaged in the business of owning and managing broadcast media, including fifty-two (52) radio stations in sixteen (16) markets in the United States; and

WHEREAS, Company desires to hire Employee to perform such services as described below, in accordance with the terms of this Agreement, for the benefit of Company and its subsidiaries and affiliates; and

WHEREAS, Employee desires to be hired by Company and to commit himself to serve Company and its subsidiaries and affiliates, in accordance with the terms of this Agreement;

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants hereinafter set forth, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Company and Employee, intending to be legally bound, hereby agree as follows:

1.	Employment. Company hereby hires Employee as President, Radio Division.

2.	Term and Exclusive Negotiation Period.

(a)
Term.  Employee’s employment under this Agreement shall commence on August 6, 2009 (“Commencement Date”) and shall continue in full force and effect for a period of two (2) years and ten (10) months until June 6, 2012 (“Term”), unless earlier terminated pursuant to the provisions of Section 11 hereof.

(b)
Exclusive Negotiation Period. The parties hereto agree that either of them may initiate a period of exclusive good faith negotiation to commence no earlier than one hundred twenty (120) days prior to the expiration date of the Term and terminate thirty (30) days prior to the expiration date of the Term (“Exclusive Negotiation Period”), during which time the parties will engage in exclusive good faith negotiations for extending this Agreement on mutually agreeable terms and conditions.  If either party initiates negotiations, Company agrees to provide Employee with the compensation terms that Company would be willing to pay to extend the Agreement for an additional period of time beyond the Term. If the parties are unable to reach agreement to extend this Agreement within the Exclusive Negotiation Period, notwithstanding their respective good faith efforts to do so, Employee thereafter shall be permitted to solicit and/or entertain offers from, and to negotiate with, third parties following the expiration of the Exclusive Negotiation Period.

3.	Duties.

3.1.	During the Term of this Agreement, Employee hereby agrees to the following, without limitation:

(a)
Employee shall use his best efforts to perform such duties as are usual and customary for a division president, including managing, facilitating, and implementing Company’s strategic and operational plans, while ensuring the execution of same at the highest level of professionalism and competence.  A job description setting forth Employee’s primary responsibilities is attached hereto as Schedule I.

(b)
Employee shall report directly to Company’s Chief Executive Officer and President, and Employee’s performance shall be at the direction of, and in accordance with the determination of, Company’s Chief Executive Officer and President and Board of Directors.

3.2.	Employee shall devote Employee’s best efforts to the business and affairs of Company and the performance of Employee’s duties under this Agreement.

3.3.
Employee shall devote Employee’s full professional time, energy, and skill to the performance of the services in which Company is engaged, at such time and place as Company may direct. Employee shall not undertake, either as an owner, director, shareholder, employee or otherwise, the performance of services for compensation (actual or expected), either directly or indirectly, on behalf of Employee or any other person or entity, without the prior express written consent of Company.

3.4.	The normal working hours of Employee shall be as reasonably established by Company’s Chief Executive Officer and President.

4.
Place of Performance.  During the Term of this Agreement, Employee shall perform the majority of Employee’s duties in Lanham, Maryland and, from time to time, also shall work in other markets in which Company owns and/or operates radio stations.

5.	Compensation.

(a)
Base Compensation.  From August 6, 2009 through December 31, 2009, subject to subsection (b) hereof, Employee’s base compensation shall be at the rate of Five Hundred Thousand Dollars ($500,000) per year, subject to applicable federal, state, and local deductions and payable in accordance with Company’s standard payroll schedule and policy.  Effective as of January 1, 2010, Employee’s base compensation shall be at the rate of Five Hundred Fifty Thousand Dollars ($550,000) per year, subject to applicable federal, state, and local deductions and payable in accordance with Company’s standard payroll schedule and policy.  On each anniversary of the Commencement Date during the Term hereof, Employee shall be entitled to a three percent (3%) increase in Employee’s base compensation, subject to applicable federal, state, and local deductions and payable in accordance with Company’s standard payroll schedule and policy.

(b)
Adjustment to Compensation. From August 6, 2009 through December 31, 2009, Company shall retain the right to adjust Employee’s base compensation downward by up to 7% as a result of economic conditions, provided that other employees shall have their compensation adjusted in a similar manner.  This subsection (b) shall incorporate by reference the letter to Employee dated March 31, 2009 and contract amendment, effective as of March 31, 2009, imposing a compensation reduction commencing with the pay period ending April 30, 2009 (i.e., May 8, 2009 pay date).

(c)
Past Performance Bonus.  On or before January 5, 2010, Company shall pay Employee a past performance bonus in the amount of Five Thousand Dollars ($5,000).  The bonus payment due Employee pursuant to this subsection (c) shall be made to Employee as a cash lump sum on or before January 5, 2010.

(d)
Annual Bonus. Employee shall be eligible to receive incentive compensation in an amount not to exceed One Hundred Thousand Dollars ($100,000) per year at the conclusion of each fiscal year that (i) Employee remains employed by Company and (ii) Employee achieves certain objective metrics as established by Company’s Chief Executive Officer and President in consultation with Employee and Employee’s representative. The parties hereby agree to confer in good faith to determine the objective metrics against which Employee’s performance shall be measured within sixty (60) days of the full execution of this Agreement.  Such objective metrics may be reviewed annually and adjusted by the parties hereto.  Any bonus payments due Employee pursuant to this subsection (d) shall be made to Employee in accordance with Company’s standard bonus payment schedule and policy.

(e)
Discretionary Annual Bonus.  Employee shall be eligible to receive discretionary incentive compensation in an amount not to exceed One Hundred Thousand Dollars ($100,000) per year at the conclusion of each fiscal year during which (i) Employee remains employed by Company and (ii) Employee’s performance and the Radio Division’s operating results satisfy certain reasonable criteria as determined by Company’s Chief Executive Officer and President and Board of Directors.  Any bonus payments due Employee pursuant to this subsection (e) shall be made to Employee in accordance with Company’s standard bonus payment schedule and policy.

(f)
Installment or Deferred Bonus Payments.  Notwithstanding anything to the contrary in this Agreement, Employee agrees that any payments due Employee pursuant to subsections (d) and (e) hereof may be paid in installments and/or deferred to the extent that similarly-situated senior management employees are also subject to similar installment and/or deferred payment arrangements.

6.	Vacation, Benefits, and Expenses.

6.1.	Employee shall be eligible to accrue up to twenty (20) vacation days annually, in accordance with Company policies and procedures.

6.2.
Employee shall be eligible to participate in the employee benefit plans and programs that Company generally makes available to its employees, subject to the terms and conditions of each such benefit plan or program.  Notwithstanding the foregoing, any severance payable to Employee shall be governed solely by this Agreement, and Employee shall not be eligible to participate in any severance program of general application maintained by Company.

6.3.	Company reserves the right to amend or change, in its sole discretion, any of its vacation, leave, and other employee benefit plans and programs.

6.4.
Company shall reimburse Employee for reasonable travel expenses for lodging, meals, or business entertainment, but which shall not include vehicle rentals, incurred by Employee in connection with Employee’s transportation to and from Company’s offices in Lanham, Maryland and Employee’s residence in New York, the budget for such travel expenses to be agreed upon annually by the parties hereto.  Company also shall reimburse Employee for all Company-approved business travel expenses, including transportation, meals and lodging, incurred by Employee in the performance of Employee’s duties under this Agreement.  Reimbursement of expenses shall be contingent upon  Employee’s submission of proper documentation of such expenses, including receipts, expense statements, vouchers, and/or such other supporting information, in accordance with standard Company policy.  Any payments due Employee pursuant to this subsection shall be made to Employee as a cash lump sum upon Company’s receipt and approval of Employee’s expense report, provided that no such payments shall be made later than the end of the month following the month during which the expenses were reviewed and approved.

6.5.
Employee shall be entitled to a car allowance in an amount not to exceed One Thousand Dollars ($1,000) per month.  Any payments due Employee pursuant to this subsection shall be made to Employee as a cash lump sum on or about the fifteenth day of each month, provided that no such payments shall be made later than the end of the month following the month during which the allowance was earned.

7.	Restricted Stock Grant.

7.1.
Subject to shareholder approval on or before December 31, 2009 of the pending Radio One 2009 Stock Option and Restricted Stock Plan (“Plan”), effective as of the fifth day of the month following the month in which the Plan is approved by the shareholders, Employee shall receive a restricted stock grant of One Hundred Thirty Thousand (130,000) shares of Class D common stock.  Provided that Employee remains employed by Company on the vesting dates, such shares shall vest in equal increments on June 5, 2010, June 5, 2011, and June 5, 2012.

7.2.	Other material terms of the restricted stock grant shall be as set forth in the Plan, and related documentation shall be made available to Employee on or about the effective date of the grant.

8.
Personal Conduct.  Employee agrees to comply with all applicable policies, requirements, directions, requests, and rules of Company, and further agrees to not at any time engage in or commit any act that reasonably could be considered to reflect unfavorably on Company’s reputation, bring Company into public scandal, or subject Company to ridicule, as determined solely by Company, including but not limited to matters of moral turpitude, theft, fraud, or deceit.  Company agrees to act and exercise its discretion in good faith in determining whether Employee’s conduct may be in violation of this Section 8.

9.
Payola. Employee warrants and represents that, during the Term of this Agreement, Employee will not accept or agree to pay any money, service or other valuable consideration, as defined in Section 507 of the Communications Act of 1934, as amended, for the broadcast of any matter over Company’s Stations, without prior disclosure to Company.  Employee agrees to promptly notify Company of any occurrences whereby anyone offers any money, service or other valuable consideration for the broadcast of any matter over Company’s Stations.  Employee acknowledges and agrees that Company shall have the right to terminate this Agreement for cause upon Employee’s violation of this Section 9.

10.
Plugola. Employee warrants and represents that, during the Term of this Agreement, Employee will not cause to be broadcast material that directly or indirectly promotes any activity in which Employee has a financial interest, absent prior disclosure to, and approval by, Company.  Should Company grant such approval, Employee shall disclose the fact of Employee’s financial interest in the activity to the listening public.  Employee acknowledges and agrees that Company shall have the right to terminate this Agreement for cause upon Employee’s violation of this Section 10.

11.	Termination.

(a)
Termination for Cause.  Employee’s employment may be terminated at any time upon notice for cause, as reasonably and in good faith may be determined by Company.  For purposes of this Agreement, “cause” shall mean any one or more of the following:

(i)	Employee’s breach of any material provision of this Agreement and failure to cure such breach within five (5) days of Company’s notice to Employee of such breach.

(ii)	Employee’s indictment or conviction on a felony charge or other crime involving moral turpitude, or plea of guilty or nolo contendere to a felony charge or other crime involving moral turpitude.

(iii)	Employee’s willful refusal to follow the reasonable instructions of Employee’s superiors, including but not limited to Radio One’s Chief Executive Officer and President and Board of Directors.

(iv)	Employee’s dereliction of and gross failure to perform the duties of Employee’s position in a satisfactory manner.

(v)	Employee’s willful disregard of Company policies and procedures.

(vi)
Employee’s use, possession, or distribution of illegal drugs, a non-prescribed controlled substance, or abuse of alcohol, or Employee’s being under the influence of any of the foregoing, on Company premises or during the performance of Employee’s duties.

(vii)	Employee’s fraud, misappropriation of funds, embezzlement, theft or acts of similar dishonesty.

(viii)	Employee’s intentional or willful misconduct that may subject Company to criminal or civil liability.

(ix)	Breach of Employee’s duty of loyalty, including the diversion or usurpation of corporate opportunities properly belonging to Company.

(x)	Employee’s falsification of Company documents or other misrepresentation related to the business and affairs of Company.

(xi)	Any conduct of Employee that significantly adversely affects Company’s reputation and goodwill in the community.

(b)	Termination for Other Than Cause.

(i)
Company shall have the right to terminate Employee’s employment at any time during the Term of this Agreement for other than cause.  In the event of Employee’s termination for other than cause, provided that Employee executes a general liability release in a form reasonably satisfactory to Company, Company shall pay to Employee the amount of six (6) months’ base compensation, subject to applicable federal, state, and local deductions. For the avoidance of doubt, Employee shall not be eligible for the compensation provided by this subsection (i) should Employee voluntarily terminate Employee’s employment, should Company elect not to renew this Agreement at the expiration of the Term, or should Employee’s employment be terminated for cause or by reason of death or disability.  As used in this subsection (b)(i), the term “Employee’s termination” shall mean a “Separation from Service” as defined in Section 409A of the United States Internal Revenue Code of 1986, as amended, and the Treasury Regulations (including proposed regulations) and guidance promulgated thereunder (collectively, “Code Section 409A”).

(ii)
Upon no less than six (6) months’ written notice to Company, Employee may terminate his obligations under this Agreement, provided that, upon Company’s request, Employee shall fulfill all of Employee’s duties set forth in Section 3 of this Agreement and use Employee’s best efforts to train and support Employee’s replacement, if any. In the event of Employee’s termination pursuant to this subsection (b)(ii), Employee shall not be eligible for any severance payment from Company.

(c)	Termination by Death or Disability.

(i)
Employee’s employment shall terminate immediately upon Employee’s death. In the event of termination by reason of death, Employee shall be entitled only to compensation earned as of the last day worked.

(ii)
Company shall have the right to terminate Employee’s employment immediately upon the date on which the Employee suffers a “Disability.” “Disability” means that Employee is (a) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (b) by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of Company, or (c) determined to be totally disabled by the Social Security Administration.  In the event of termination by reason of disability, Employee shall be entitled only to compensation earned as of the last day worked.

(iii)
Employee’s heirs, beneficiaries, successors, or assigns shall not be entitled to any of the compensation or benefits to which Employee is entitled under this Agreement, except: (a) to the extent specifically provided in this Employment Agreement; (b) to the extent required by law; or (c) to the extent that Company’s benefit plans or policies under which Employee is covered provide a benefit to Employee’s heirs, beneficiaries, successors, or assigns.

(d)
409A Compliance. To the extent any severance payments due Employee pursuant to subsection (b) hereof shall be treated as deferred compensation under Code Section 409A, payment of such amount shall be delayed until the first day of the seventh month following the date of Employee’s termination, but only to the extent that such delay is necessary in order to avoid penalties under Code Section 409A with respect to payments to a Specified Employee, as defined in Treasury Regulations Section 1.409A-1(i) upon Separation from Service, as defined in Treasury Regulations Section 1.409A-1(h).

(e)
Return of Company Property.  In the event of any termination of Employee’s employment, Employee shall immediately return to Company, without limitation, all papers, materials, reports, memoranda, notes, plans, records, reports, computer tapes, software, and any other documents or items of whatever nature owned by Company or supplied to Employee by Company pursuant to this Agreement.

12.	Confidential Information.

12.1.
“Confidential Information” is information however delivered, disclosed or discovered during the Term of this Agreement, that Employee has, or in the exercise of ordinary prudence should have, reason to believe is confidential or that Company designates as confidential, including but not limited to:

(a)
Company Information:  company proprietary information, technical data, trade secrets or know-how, including but not limited to: research, processes, pricing strategies, communication strategies, sales strategies, sales literature, sales contracts, product plans, products, inventions, methods, services, computer codes or instructions, software and software documentation, equipment, costs, customer lists, business studies, business procedures, finances and other business information disclosed to Employee by Company, either directly or indirectly in writing, orally or by drawings or observation of parts or equipment and such other documentation and information as is necessary in the conduct of the business of Company; and

(b)	Third Party Information: confidential or proprietary information received by Company from third parties.

12.2.	Company’s failure to mark any of the Confidential Information as confidential or proprietary will not affect its status as Confidential Information.

12.3.	Employee agrees that the terms, conditions and subject matter of this Agreement are considered Confidential Information.

12.4.
Confidential Information does not include information that has ceased to be confidential by reason of any of the following: (i) was in Employee’s possession prior to the date of this Agreement, provided that such information is not known by Employee to be subject to another confidentiality agreement with, or other obligation of secrecy to, Company, or another party; (ii) is generally available to the public and became generally available to the public other than as a result of a disclosure in violation of this Agreement; (iii) became available to Employee on a non-confidential basis from a third party, provided that such third party is not known by Employee to be bound by a confidentiality agreement with, or other obligation of secrecy to, Company, or another party or is otherwise prohibited from providing such information to Employee by a contractual, legal or fiduciary obligation; or (iv) Employee is required to disclose pursuant to applicable law or regulation (as to which information, Employee will provide Company with prior notice of such requirement and, if practicable, an opportunity to obtain an appropriate protective order).

12.5.
Employee shall not, either during or after the termination of Employee’s employment with Company, communicate or disclose to any third party the substance or content of any Confidential Information, or use such Confidential Information for any purpose other than the performance of Employee’s obligations hereunder. Employee acknowledges and agrees that any Confidential Information obtained by Employee during the performance of Employee’s employment concerning the business or affairs of Company, or any subsidiary, affiliate, or joint venture of Company, is the property of Company, or such subsidiary, affiliate, or joint venture of Company, as the case may be.

12.6.
Employee agrees to return all Confidential Information, including all copies and versions of such Confidential Information (including but not limited to information maintained on paper, disk, CD-ROM, network server, or any other retention device whatsoever) and other property of Company, to Company immediately upon Employee’s separation from Company (regardless of the reason for the separation).

12.7.
The terms of this Section 12 are in addition to, and not in lieu of, any other contractual, statutory, or common law obligations that Employee may have relating to the protection of Company’s Confidential Information or its property. The terms of this Section 12 shall survive two (2) years following Employee’s separation from Company.

13.	Nonsolicitation.

13.1.
Employee acknowledges that, by reason of Employee’s employment, Employee will have access to and may acquire considerable knowledge of proprietary or confidential information concerning Company’s business, operations, sales goals, marketing plans, business strategies, clients, potential clients, and suppliers, which information, if known by or disclosed to Company’s competitors or clients, would place Company at a competitive disadvantage and cause harm to Company.

13.2.	For a period of six (6) months immediately following the termination of Employee’s employment with Company (“Restrictive Period”):

(a)
Employee shall not, directly or indirectly, solicit, divert, or take away, or attempt to solicit, divert, or take away, the business or patronage of any client, potential client, or account of Company that was a client, potential client, or account of Company while Employee was employed by Company.

(b)
Employee shall not, directly or indirectly, induce or attempt to induce any employee of Company, or any of Company’s subsidiaries and affiliates, to leave the employ of Company, or any of Company’s subsidiaries and affiliates.

(c)	Employee shall not, directly or indirectly, employ or attempt to employ any person who is an employee of Company, or any of Company’s subsidiaries and affiliates.

(d)
Employee shall not, directly or indirectly, solicit, induce, or attempt to induce any customer, supplier, or third party having a business relationship with Company, or any of Company’s subsidiaries and affiliates, to cease doing business with, or materially alter its relationship with, Company, or any of Company’s subsidiaries and affiliates.

13.3.
Employee acknowledges and agrees that every effort has been made to limit the Restrictive Period and the restrictions placed upon Employee to those that are reasonable and necessary to protect Company’s legitimate interests.

13.4.
If any restriction set forth in this Section 13 is found by any court of competent jurisdiction to be unenforceable, it is hereby agreed that this Section 13 shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

14.	Equitable Relief and Legal Action.

14.1.
Employee acknowledges and agrees that Employee’s breach of Section 12 or Section 13 of this Agreement will cause Company substantial and irrevocable harm, and therefore, in the event of any such breach, in addition to such other remedies that may be available to Company, Company shall be entitled to equitable relief, including specific performance and injunctive relief.

14.2.	In the event that legal action is deemed necessary to enforce this Agreement, the prevailing party shall be entitled to an award of costs and reasonable attorneys’ fees, plus interest.

15.
Ownership of Intellectual Property.  All Intellectual Property (defined below) is, shall be and shall remain the exclusive property of Company and/or Company’s subsidiaries and affiliates, as the case may be.  Employee hereby assigns to Company and/or Company’s subsidiaries and affiliates, as the case may be, all right, title and interest, if any, in and to the Intellectual Property; provided, however, that, when applicable, Company and/or Company’s subsidiaries and affiliates, as the case may be, shall own the copyrights in all copyrightable works included in the Intellectual Property pursuant to the “work-made-for-hire” doctrine (rather than by assignment), as such term is defined in the Copyright Act of 1976.  All Intellectual Property shall be owned by Company and/or Company’s subsidiaries and affiliates, as the case may be, irrespective of any copyright notices or confidentiality legends to the contrary that may be placed on such works by Employee or by others.  Employee shall ensure that all copyright notices and confidentiality legends on all work product authored by Employee or anyone acting on Employee’s behalf shall conform to the practices of Company and/or Company’s subsidiaries and affiliates, as the case may be, and shall specify Company and/or Company’s subsidiaries and affiliates, as the case may be, as the owner of the work. The term “Intellectual Property” shall mean all trade secrets, ideas, inventions, designs, developments, devices, methods and processes (whether or not patented or patentable, reduced to practice) and all patents and patent applications related thereto, all copyrights, copyrightable works and mask works and all registrations and applications for registration related thereto, all confidential information, and all other proprietary rights contributed to, or conceived or created by, Employee or anyone acting on Employee’s behalf (whether alone or jointly with others) at any time during the term of this Agreement that (i) relate to the business or to the actual or anticipated research or development for Company and/or Company’s subsidiaries and affiliates, as the case may be; (ii) result from any Services that Employee or anyone acting on Employee’s behalf performs for Company and/or Company’s subsidiaries and affiliates, as the case may be; or (iii) are created using the equipment, supplies or facilities of Company and/or Company’s subsidiaries and affiliates, as the case may be.

16.	Legal Right and Conflict of Interest

16.1.
Employee covenants and warrants that Employee has the unlimited legal right to enter into this Agreement and to perform in accordance with its terms without violating the rights of others or any applicable law, and that Employee has not and shall not become a party to any other agreement of any kind and shall not perform any work or service on behalf of any individual, business, corporation, or organization that would create a conflict of interest in the performance of Employee’s obligations under this Agreement.

16.2.
Employee agrees to conduct Employee’s personal affairs in a manner that does not conflict with Company’s interests.  During the Term of this Agreement, Employee agrees not to enter into any transaction, acquire any interest, or take any action that is contrary to Company’s interests or incompatible with Employee’s duty of loyalty to Company and Employee’s obligations under this Agreement.

16.3.
Employee acknowledges and agrees that Employee will not, directly or indirectly (whether as a director, officer, partner, employee, agent, or stockholder of another company), compete with Company, or furnish any service to Company or its customers, as an independent contractor, while employed by Company. Employee further agrees that Employee will not use Company’s name to further Employee’s personal interests.

17.
Force Majeure.  Company shall have no liability under this Agreement if performance by Company of its obligations hereunder shall be prevented, interfered with, interrupted or omitted because of any act of God, act of terrorism, failure of facilities, labor dispute, or government or court action, or any other cause beyond the control of Company.

18.
Notices.  All notices and other communications required or permitted to be given by this Agreement shall be in writing and shall be deemed received if and when either hand delivered and a signed receipt is given thereof, delivered by overnight courier (e.g., Fedex), or delivered by registered or certified United States mail, return receipt requested, postage prepaid and addressed as follows, or at such other address as any party hereto shall notify the other of in writing:

If to Company:                                                      Radio One, Inc.
5900 Princess Garden Parkway, 7th Floor
Lanham, Maryland  20706
Attention:  Chief Administrative Officer

Copy to Company Attorney:                             Radio One, Inc.
5900 Princess Garden Parkway, 7th Floor
Lanham, Maryland  20706
Attention:  General Counsel

If to Employee:                                                      Barry A. Mayo
(At last known address on file with Company)

Copy to Employee’s Attorney:                          Brad Ginsberg, Esq.
3000 Dundee Road, Suite 212
Northbrook, Illinois  60062

19.
Amendment to Comply with Section 409A of the Internal Revenue Code. To the extent that this Agreement or any part thereof is deemed to be a nonqualified deferred compensation plan subject to Code Section 409A, (a) the provisions of this Agreement shall be interpreted in a manner to the maximum extent possible to comply in good faith with Code Section 409A, and (b) the parties hereto agree to amend this Agreement for purposes of complying with Code Section 409A promptly upon issuance of any Treasury regulations or guidance thereunder, provided that any such amendment shall not materially change the value of the benefits payable to the Employee hereunder or otherwise materially adversely affect the Employee, Company, or any affiliate of Company, without the consent of the affected party.

20.	Miscellaneous Provisions.

(a)
No Assignment or Delegation.  Employee acknowledges that the services to be rendered by Employee pursuant to this Agreement are unique and personal, and agrees that Employee shall not assign any of Employee’s rights nor delegate any of Employee’s duties under this Agreement.

(b)
No Waiver.  Failure to invoke any right, condition, or covenant in this Agreement by either party shall not be deemed to imply or constitute a waiver of any right, condition, or covenant of this Agreement.

(c)
Severability and Enforceability.  In the event that any provision of this Agreement shall be held invalid by a court of competent jurisdiction, such provision shall be deleted from the Agreement, which shall then be construed to give effect to the remaining provisions thereof. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision.  Similarly, if the scope of any restriction or covenant contained herein should be or become too broad or extensive to permit enforcement thereof to its full extent, then the parties hereto agree that a court of competent jurisdiction should enforce any such restriction or covenant to the maximum extent permitted by law.

(d)
Governing Law.  This Agreement and the relationship among the parties shall be construed under and governed by the laws of the State of Delaware, without regard to the conflict of laws rules thereof, and the parties hereby submit to the jurisdiction of the state and federal courts of the State of Delaware for the purpose of resolving any disputes arising under or relating to this Agreement.

(e)	Headings. The headings in this Agreement are solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

(f)	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

(g)
Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof and, except as expressly provided in Section 5(b) of this Agreement, supersedes any and all previous written or oral agreements, representations, warranties, statements, correspondence, and understandings between the parties. This Agreement cannot be amended or modified except by a written agreement signed by all parties hereto.

IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the day and year first above written.

RADIO ONE, INC.                                                                                                BARRY A. MAYO

By:                                                                Signature:
   Linda J. Vilardo

Title:           Vice President                                                        Address:               177 Stillwater Road
 Stone Ridge, New York  12484

Date:                                                                           Date:

SCHEDULE I

Title:                      President of the Radio Division

Mandate:
To manage, facilitate and implement the ongoing relevant Strategic and Operational plans as required by the overall function’s responsibilities while ensuring the execution of same at the highest level of professionalism and competence within the negotiated authority and performance parameters of the job.

Responsibilities

▪	Management

▪	Strategic and Operational Planning

▪	Operations

▪	Financial Management

▪	Internal Liaison and Co-ordination

▪	Professional Development

Objectives (by Responsibility)

Management

1.
To ensure that all reporting staff has the necessary skills to perform their assigned Job Responsibilities at the highest level of professionalism (consistently appropriate) and competence (effective and efficient) by growing, supporting and coaching them on an ongoing basis.

2.	To maintain High Performance and effectively deal with Identified Non-Performance in a timely manner (within 48 hours).

3.	To ensure and support all direct reporting staff in doing their own Performance Appraisals every 90 to 180 days and as this ties into the evolving overall formal company Performance Appraisal system.

Strategic and Operational Planning

1.
To oversee the development, implementation and monitoring of comprehensive Strategic and Operational plans to ensure that the company's overall strategic direction is maintained at all times and that the operational outcomes are ultimately met.  These plans need to support the overall Strategic Thinking Timeframe and framework which is in place, and in constant review.

2.	To, when relevant, provide strategic and operational support to the relevant departmental planning processes on an ongoing basis.

Operations

1.	To ensure that the overall Operation of the company is managed professionally (consistently appropriate) and competently (effective and efficient) at all times. This includes:

ú	An effective Organizational structure for the Radio division.

ú	The company appropriately resourced (people and facilities).

ú	A comprehensively designed, implemented and monitored Financial Management system.

ú	An instituted proactive overall Administrative and Human Resource Development and Support system.

ú	Attendance at relevant client, company, industry, community and public events (primarily PR function).

ú	Ongoing liaison with the CEO and, where and when relevant, the Board of Directors and Shareholders.

Financial Management

1.
To ensure that all the appropriate Financial Control and Reporting systems are in place and fully understood and appropriately administered by all direct reports on an ongoing basis and within the parameters established and vetted by the CFO.

2.	To ensure that all relevant Budgets are prepared, approved, implemented and appropriately managed and met by all relevant parties and at all times.

Internal Liaison and Co-ordination

1.
To ensure that all relevant communications (written, verbal and face-to-face)  to both Radio One Group affiliate companies/partners and internal departments and divisions is maintained at the highest level of efficiency and effectiveness as it applies to quality, quantity and frequency at all times.

2.	To ensure that all relevant events and issues are co-ordinated, when necessary, to both Radio One Group affiliate companies/partners and internal departments and divisions.

Professional Development

1.	To investigate, source/attend any relevant personal and professional development events as they apply to the ongoing maintenance and strategic development of the function.

2.	To stay current with all relevant strategic industry and competitive information as it applies to the overall job responsibility.

3.	To support all relevant internal Professional Development opportunities and attend when and where relevant.